Exhibit 99.1
Investor Contact: Valda Colbart, 419-784-2759, rfcinv@rurban.net
Rurban Financial Corp. Announces Stock Repurchase Program
DEFIANCE, OH, April 12, 2007 — Rurban Financial Corp. (Nasdaq: RBNF), (the “Company”), a leading provider of full-service community banking, investment management, trust services, and bank data processing, announced that its Board of Directors has authorized a stock repurchase program pursuant to which the Company may repurchase up to 250,000 common shares, or approximately 5% of the Company’s outstanding common shares, over the next fifteen months. Under the repurchase program, common shares will be repurchased from time-to-time in the open market or in privately negotiated transactions in accordance with applicable federal and state securities laws and regulations. The extent to which the company repurchases its common shares and the timing of such repurchases will depend upon stock price, general economic and market conditions and other corporate considerations. The repurchase program may be suspended at any time.
Ken Joyce, President and Chief Executive Officer stated, “We have an optimistic attitude for our future and believe the stock repurchase program will offer a way to build long term value for our shareholders. Using available capital at the holding company level, this program should provide an opportunity to improve various earnings measurements and provide stock for future uses. This repurchase program is part of our company’s Strategic Plan and should aid in improving the overall long term shareholder interests in Rurban Financial Corp.”
About Rurban Financial Corp.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company including Reliance Financial Services, Rurbanc Data Services, Inc. (RDSI), and DCM. The community bank offers financial services through its 18 branches in Allen, Defiance, Fulton, Lucas, Paulding and Wood Counties, Ohio and Allen County, Indiana. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Michigan, Missouri, Ohio and Wisconsin. Rurban’s common stock is quoted on the Nasdaq Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 5,027,433 shares outstanding. The Company’s website is http://www.rurbanfinancial.net.
Forward-Looking Statements
Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.
Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.